Exhibit 99.1

PRESS RELEASE

Regulated information - This press release contains inside information within the meaning of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation)

22 November 2023 – 22:00 p.m. CET
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 A NEW CHAPTER FOR EURONAV

ANTWERP, Belgium, 22 November, 2023 – Euronav NV (“EURN”, “Euronav” or “the Company”) (NYSE: EURN & Euronext: EURN) is pleased to announce that the sale to CMB NV of all Euronav NV shares held by Frontline plc and Famatown Finance Limited has taken place today. CMB NV now holds 49,05% of the shares.

Consequently, following transactions became effective and will be executed in due course:

(i)	the sale of 24 VLCCs to Frontline
(ii)	the mandatory takeover offer by CMB NV for all outstanding shares of the Company

Because of these developments both the Supervisory Board and Management board of Euronav have changed.

Supervisory Board changes

Grace Reksten Skaugen, John Fredriksen, Cato H. Stonex and Ole Henrik Bjørge resigned from the Supervisory Board after the share sale took effect, to allow a new Supervisory Board to steer the company towards its new strategy. Julie De Nul, Patrick De Brabandere and Marc Saverys consequently decided to co-opt following members within the Supervisory Board upon recommendation of the Corporate Governance & Nomination committee.

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Patrick Molis: Mr. Patrick Molis graduated from the Institut d’Etudes Politiques de Paris and holds a Master’s degree in law from Paris X Nanterre. He started his career as a Magistrate at the Cour des Comptes. Mr. Patrick Molis was General Manager of Union Normande Investissement (1989-1992), CFO of Worms & Cie Group 4 (1994-1997), General Manager of Compagnie Nationale de Navigation (1995- 1998), Chairman of the Board of Compagnie du Ponant (2012-2015) and Chairman and CEO of Héli-Union (2013-2022). He is currently Chairman of Compagnie Nationale de Navigation (since 1998) and director of Sabena Technics. He has previously served as member of the board of directors of Euronav Luxembourg (1995-2001), Euronav (2004-2010), Compagnie Maritime Nantaise (1995-2017), Compagnie Méridionale de Navigation (2008- 2022) and of the Conseil d’orientation du Domaine national de Chambord (2007-2017). Mr. Patrick Molis has been awarded the titles of Knight of the Legion of Honour and Officer of the Order of Merit.

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Catharina Scheers: Mrs. Catharina Scheers holds a Master’s degree in Communication and Media from KU Leuven and a Bachelor’s degree in Political and Social Science from the University of Antwerp. She started her career with Fast Lines in 1993. She is the owner and managing director of Fast Lines Belgium and has been appointed Chair of the company since 2003. She is currently also a member of the board of directors of ASF (Antwerp Shipping Federation), a member of the board of BRABO and a member of WISTA (Women’s International Shipping and Trading Association). In 2021, Mrs. Catharina Scheers received the ESPA “Maritime Figure of the Year” award.

PRESS RELEASE

Regulated information - This press release contains inside information within the meaning of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation)

22 November 2023 – 22:00 p.m. CET
_______________________________________

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Bjarte Bøe: Mr. Bjarte Bøe graduated from the Norwegian School of Economics and Business Administration (NHH) in 1983. He joined RS Platou and worked as a shipbroker in Houston and Oslo. In 1986 he joined Christiania Bank, later named Nordea, and worked in Oslo and London until 1995, when he joined SEB. He worked in various managerial positions, including head of Shipping Finance and head of Investment Banking in Oslo and Stockholm until 2019. He has served as a director of Seadrill, Hermitage Offshore and Agera Venture. He also sat on the board of CMB.TECH from April 2021 until February 2022.

The resulting composition of the new Supervisory Board is as follows:

- Julie De Nul (independent)
- Catharina Scheers (independent)
- Patrick Molis (independent)
- Marc Saverys (non-independent - Chair)
- Patrick De Brabandere (non-independent)
- Bjarte Bøe (non-independent)

Management Board changes

Management board members Lieve Logghe, Brian Gallagher, Alex Staring and Thierry De Grieze had their management board responsibilities terminated as of 22 November 2023. They will however continue on an advisory basis with Euronav until the end of December 2023 to ensure a smooth transition and handover. General Counsel Sofie Lemlijn and General Manager Hellas Michail Malliaros will stay with the company in their respective roles but will no longer serve as Management Board members.

The Supervisory Board unanimously decided to appoint following Management Board members upon recommendation of the Corporate Governance & Nomination committee.:

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Alexander Saverys serves on the Management Board as Chief Executive Officer. Alexander Saverys is also Chief Executive Officer of the CMB Group.  He founded Delphis in 2004, a short sea container shipping company. He became director of CMB in 2006 and is Chief Executive Officer of CMB since September 2014.

•	Ludovic Saverys joins Euronav on the Management Board as Chief Financial Officer. Ludovic Saverys is the Chief Financial Officer of CMB NV and the General Manager of Saverco NV.

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Michael Saverys, joins the Euronav Management board as Chief Chartering Officer. In 2009 he joined CMB as Chartering Director of Bocimar International, and he is a member of the Board and executive Committee of CMB NV.

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Maxime Van Eecke joins Euronav as Chief Commercial Officer. He started his career as Legal Counsel for the CMB group in 2005 and became Managing Director of Delphis, the container division of CMB, in 2014. In 2021 he was appointed Chief Commercial Officer of the CMB group and has been serving as an executive Board Member of CMB since 2022.

PRESS RELEASE

Regulated information - This press release contains inside information within the meaning of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation)

22 November 2023 – 22:00 p.m. CET
_______________________________________

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Benoit Timmermans joins Euronav as Chief Strategy Officer. Today, he is the Chief Strategy Officer of the group and member of the Executive Committee. He is in charge of the Chemical division and zero carbon fuel procurement. He is an executive board member of CMB NV.

Alexander Saverys said: “We are very pleased that the deal with Frontline and Famatown has become effective. It solves the strategic and structural deadlock in Euronav and allows a new board and new management team to write a new chapter for Euronav. Our immediate focus will be to continue to run the company as the best-in-class tanker platform, whilst we will at the same time engage with the new Supervisory Board on how to execute a strategy around diversification and decarbonization.”
Marc Saverys said: “After many months of uncertainty, we can finally announce that Euronav’s deadlock has been resolved. I would like to thank all our Euronav colleagues for their patience and hard work. Having served from 2003 to 2015 as Chairman of the Board, I am proud and honoured to resume my duties. We embark on a new journey for Euronav with energy, perseverance and passion.”

Euronav will inform the market of future developments in accordance with applicable laws and regulations.

Contact:
Contact: Communications Coordinator – Enya Derkinderen
Tel: +32 476646359
Email: communications@euronav.com

About Euronav NV
Euronav is an independent tanker company engaged in the ocean transportation and storage of crude oil. The company is headquartered in Antwerp, Belgium, and has offices throughout Europe and Asia. Euronav is listed on Euronext Brussels and on the NYSE under the symbol EURN. Euronav employs its fleet both on the spot and period market. VLCCs on the spot market are traded in the Tankers International pool of which Euronav is one of the major partners. Euronav’s owned and operated fleet consists of 1 V-Plus vessel, 41 VLCCs (with a further one under construction), 22 Suezmaxes (with a further four under construction) and 2 FSO vessels.

PRESS RELEASE

Regulated information - This press release contains inside information within the meaning of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation)

22 November 2023 – 22:00 p.m. CET
_______________________________________

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbour protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The Company desires to take advantage of the safe harbour provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbour legislation. The words "believe", "anticipate", "intends", "estimate", "forecast", "project", "plan", "potential", "may", "should", "expect", "pending" and similar expressions identify forward-looking statements.

The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
In addition to these important factors, other important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the failure of counterparties to fully perform their contracts with us, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for tanker vessel capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors. Please see our filings with the United States Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties.